Exhibit 4.4

Haleon Plc

RULES OF THE HALEON PLC

PERFORMANCE SHARE PLAN 2022

Directors’ adoption:                23 May 2022

Expiry Date:                          18 July 2032

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

PJC/IAB/RXQS

575791338

The Haleon plc Performance Share Plan 2022

Introduction

An Award under the Plan can take the form of:

•	a nil-cost option—which is a right to acquire Shares for nothing; or

•	a conditional award—which is a right to be given Shares automatically on Vesting (or at the end of the Holding Period, if applicable).

Grant and Vesting of the different types of Award work in similar ways but there are some differences in the mechanics of how they are granted and what happens after they Vest.

Awards may be subject to: (i) one or more Performance Conditions; and/or (ii) a Holding Period. Following Vesting or (if applicable) the end of the Holding Period, Awards will be satisfied by the issue of new Shares or the transfer of “market purchase” Shares or treasury Shares to the Participant.

This introduction does not form part of the rules.

Meaning of words used

In these rules:

“Admission” means the admission of the Shares to the Official List and to trading on the main market for listed securities of the London Stock Exchange becoming effective;

“Award” means a conditional right to acquire Shares (which may be a Conditional Award or a Nil-Cost Option);

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Committee” means the remuneration committee of the board of directors of the Company or any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means Haleon plc (registered no. 13691224);

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means any restriction on dealing in securities imposed by law, statute, regulation, order, government directive or any dealing code adopted by the Company as varied from time to time;

“Directors’ Remuneration Policy” means the directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act 2006;

“Dividend Equivalents” means a right to cash or Shares as described in Rule 3;

“Executive” means an executive director of the Company or any member of the Executive Team of the Company;

“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Holding Period” means, in relation to an Award, the period of two years from the date on which the Performance Condition is determined or such other period as the Committee decides on or before the Award Date;

“Malus and Clawback Policy” means the Company’s policy from time to time on the recoupment of value from current or former employees in connection with the Plan which is applicable to the Participant;

“Market Value” means, in respect of any day, the closing price of a Share quoted on the London Stock Exchange for the immediately preceding day (or such other day selected by the Committee or the average closing price of consecutive days selected by the Committee) on which the relevant market was open or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day (or such other day selected by the Committee or the average closing price of consecutive days selected by the Committee);

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a conditional right to acquire Shares following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, their personal representatives;

“Performance Condition” means a condition to the Vesting of an Award imposed under Rule 2.4;

“Performance Period” means the period over which the Performance Condition is tested;

“Plan” means this plan known as “The Haleon plc Performance Share Plan 2022” as amended from time to time;

“Recovery Period” has the meaning given to it in Rule 5.1;

“Relevant Employee Share Plan” means an employee share plan operated by a Member of the Group, other than an employee share plan which has been registered with HM Revenue & Customs for the purposes of the Income Tax (Earnings and Pensions) Act 2003;

“Share” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depositary share representing Shares;

“Short Term Deferral Period” means the period ending on 15 March after the end of the calendar year in which Vesting occurs;

“Takeover” has the meaning given to it in Rule 7.1;

“Vesting” means a Participant becoming entitled to receive the Shares comprised in their Award and “Vest” shall be construed accordingly; and

“Vesting Date” means the date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under Rule 2.2.

Granting Awards

2.1	Selection of Participants

The Committee may select any employee (including an executive director) of the Company or any one of its subsidiaries to be granted an Award. However, except in exceptional circumstances, the Committee may not select a person who has given or received notice terminating their employment.

2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:

(A)	the number of Shares subject to the Award;

(B)	the Vesting Date or Vesting Dates;

(C)	the terms of the Performance Condition and any other conditions;

(D)	whether the Award will take the form of a Nil-Cost Option (and if the Committee does not so decide, the Award will take the form of a Conditional Award);

(E)

if the Award is in the form of a Nil-Cost Option, whether the Award will be exercisable for a period shorter than the period from Vesting up to the tenth anniversary of the Award Date except where Rule 6 (Leavers) or 7.1 (Takeover) applies (and if the Committee does not so decide, the Nil-Cost Option will be exercisable for such period);

(F)

whether the Award will be subject to a Holding Period and, if so, the duration of that Holding Period if it is to be different to the default period and whether the Vesting Date of the Award will be immediately before the Holding Period (see Rule 4.7);

(G)	whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see Rule 3.2); and

(H)	which (if any) Schedules to the Plan will apply to the Award.

2.3	Individual limits

For an executive director of the Company, the Market Value, on the Award Date, of Shares subject to Awards granted to any such individual in respect of any financial year will not be more than the relevant limit set out in the Directors’ Remuneration Policy in force on the Award Date.

This limit will exclude any Shares which become subject to the Award in connection with Dividend Equivalents or which are subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer national insurance or social security liability.

2.4	Performance Conditions

When granting an Award, the Committee shall make its Vesting conditional on the satisfaction of one or more conditions determined by it. Such Performance Conditions, in relation to Awards made to Executives, will normally be tested over at least three financial years of the Company and may, in all cases, provide that the Award will lapse to the extent it is not satisfied.

The Committee may make the Vesting of an Award conditional upon the satisfaction of any other condition but, unless the Committee decides otherwise, this will not form part of the Performance Condition. The condition may provide that the Award will lapse to the extent it is not satisfied.

The Committee may change a Performance Condition or any other condition if there is a situation which causes it to consider that a changed performance condition would be a fairer measure of performance.

2.5	Timing of Awards

Awards may not be granted at any time after 18 July 2032.

The Award Date for an Award must be within the 42 days starting on any of the following:

(A)	Admission; or

(B)	the day after the announcement of the Company’s results for any period; or

(C)	the day on which the Directors’ Remuneration Policy (or any amendment to it) is approved by the Company’s shareholders; or

(D)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

(E)	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

Awards may also be granted on any other day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards (which may include the grant of an Award to a person who started employment after the normal time for grants).

2.6	Documentation of Awards

Each Award will be granted by deed. Each Participant will receive or be directed to a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

2.7	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any Shares made available under such further sub-plans are treated as counting against the limits set out in Rule 2.3 and Rule 9.2.

Dividends and dividend equivalents

3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are issued or transferred to the Participant.

3.2	Dividend Equivalents

If an Award carries Dividend Equivalents:

(A)

unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the date of Vesting, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this Rule 3) on the basis of the market value of a Share on the payment date; or

(B)

if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.2(A), as soon as practicable after Vesting (and in any event no later than the date on which the Short Term Deferral Period expires), the Grantor will pay to the Participant an amount (in cash or Shares) equal to the total ordinary dividends paid between the Award Date and the date of Vesting on the number of Shares then Vesting; or

(C)	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.

For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

For the purposes of this Rule 3, “market value” means Market Value or, if the Committee so decides, the closing price of a share quoted on the London Stock Exchange for the dividend payment date or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that day.

This will not apply to any dividend in respect of which an adjustment is made under Rule 7.4.

For the avoidance of doubt, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the date of Vesting and the date that the relevant Shares are issued or transferred to the Participant.

Vesting of Awards

4.1	Normal Vesting

Subject to Rules 4.6, 5, 6 and 7 and any Performance Condition, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates) or, if later, on the date or dates on which the extent to which the Performance Condition is satisfied has been determined.

4.2	Consequences of Vesting – Conditional Award

Subject to Rules 4.5 and 4.6(B), as soon as practicable after the Vesting of an Award (and in any event no later than the date on which the Short Term Deferral Period expires) which takes the form of a Conditional Award, the Grantor shall procure that:

(A)	the number of Shares in respect of which the Award has Vested are issued or transferred to the Participant; and

(B)	the Participant is paid any amount due under Rule 3.2(B) (Dividend Equivalents).

4.3	Consequences of Vesting – Nil-Cost Options

A Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period up to the tenth anniversary of the Award Date, unless the Committee determined on the Award Date that a shorter period should apply or if Rules 6 (Leavers) or 7.1 (Takeovers) apply.

The Grantor will procure that the Participant is paid any amount due under Rule 3.2(B) (Dividend Equivalents) as soon as practicable after the date of Vesting (and in any event no later than the date on which the Short Term Deferral Period expires).

A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe. A Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this Rule 4.3.

Subject to Rules 4.5 and 4.6(B), within 30 days of the receipt of the notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil- Cost Option has been exercised are issued or transferred to the Participant.

4.4	No Fractional Shares

Any fractional number of Shares accrued as a result of Rule 3.2 (or any other reason) shall be aggregated as at the date of Vesting, and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

The Committee may decide to satisfy an Award or the exercise of a Nil-Cost Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be issued or transferred following the date of Vesting (or exercise, in the case of a Nil-Cost Option).

The Committee may grant an Award on the basis that it will always be satisfied as described in this Rule 4.5.

4.6	Delay for Dealing Restrictions

(A)	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.

(B)

If the issue or transfer of Shares is prevented by a Dealing Restriction on any date set out in Rules 4.2 or 4.3, the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.

4.7	Holding Period

Where an Award is subject to a Holding Period, the Vesting Date will, subject to Rules 4.6, 5, 6 and 7, be the day after the end of the Holding Period but the Committee may decide on or before the Award Date that the Vesting Date will, subject to Rules 4.6, 5, 6 and 7, be the day before the start of the Holding Period and that some or all of the Shares in respect of which the Award Vests will be held in such manner and on such terms as it considers appropriate for the duration of the Holding Period.

Where an Award has a Vesting Date before the start of the Holding Period then the Holding Period will expire early in circumstances where the Award would have Vested under Rules 5, 6 or 7 if it had been granted with a Vesting Date after the end of the Holding Period.

Malus and Clawback

5.1	Length of Recovery Period

(A)

The period during which the Committee may undertake any of the actions specified in Rules 5.3, 5.4 and 5.5 (the “Recovery Period”) will, subject to Rule 5.1(B), be the period of two years beginning on the day on which the Award Vests.

(B)

If an investigation into the conduct or actions of any Participant or any Member of the Group has started before, but not been completed by, the end of the Recovery Period, the Committee may, in its absolute discretion, determine that the provisions of Rules 5.3, 5.4 and 5.5 may be applied to an Award until such later date as the Committee may determine to allow that investigation to be completed and for the Committee to consider its findings and determine whether it wishes to undertake any action specified in Rules 5.3, 5.4 and 5.5.

(C)	Where there is a delay under Rule 5.1(B) the following provisions will apply:

(i)

if a Participant leaves employment after the date on which the Award would have Vested but for the delay then, unless the Committee decides otherwise, Rule 6 (Leaving Employment) will not apply. The Award will continue and Vest to the relevant extent (subject to any further adjustment under this Rule 5) under this Rule 5.1;

(ii)	Vesting or exercise of the Award or delivery of Shares will not be delayed beyond any date on which Vesting, exercise or delivery would otherwise occur under Rule 7 (Corporate Events).

5.2	Recovery triggers

Notwithstanding any other rule of the Plan, at any time before the end of the Recovery Period, the Committee may, on such basis as it considers in its absolute discretion to be fair, reasonable and proportionate, undertake any of the actions specified in Rules 5.3, 5.4 and 5.5, if the Committee considers there to be exceptional circumstances, including (without limitation):

(A)	pursuant to the terms of the Malus and Clawback Policy; or

(B)	if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.

5.3	Malus

(A)	The Committee may, in its absolute discretion, at any time during the Recovery Period:

(i)	reduce the number of Shares subject to the Award or to be delivered to the Participant in whole or in part; and/or

(ii)	impose additional conditions on the Vesting or exercise of the Award or the delivery of the Shares; and/or

(iii)	determine the timing of any Vesting or exercise of the Award or any delivery of the Shares.

(B)	If an Award is reduced (in whole or in part) in accordance with Rule 5.3(A), that Award will be treated (to the relevant extent) as having lapsed.

(C)	The Company must notify the Participant as soon as reasonably practicable after the Committee has taken any action in accordance with Rule 5.3(A).

5.4	Clawback

(A)

The Committee may, in its absolute discretion, at any time during the Recovery Period require the Participant to transfer to the Company (or the trustee of any employee benefit trust, if required by the Company):

(i)	all or some of the Shares acquired under the Award; or

(ii)	a cash payment in respect of all or some of the Shares acquired under the Award.

(B)

In determining the number of Shares to be transferred and/or the cash payment to be made in accordance with Rule 5.4(A), the Committee will take into account the amount of tax and social security contributions actually paid (or due to be paid) by the Participant in respect of the acquisition of the relevant Shares under the Award and whether, in its opinion, the Participant can claim relief from any such tax and social security contributions.

(C)

References in Rules 5.4(A) and 5.4(B) to “Shares acquired under the Award” or “the acquisition of relevant Shares under the Award” shall, where the Award is dealt with in accordance with Rule 4.5, be read as references to the cash amount paid to the Participant under Rule 4.5.

5.5	Recovery mechanisms

(A)	In place of requiring the Participant to take the action referred to in Rule 5.4, the Committee may, in its absolute discretion, during the Recovery Period:

(i)	reduce the amount of any future payments in connection with the Plan or under any discretionary bonus plans or other incentive arrangements;

(ii)

reduce the number of Shares that would become available to the relevant Participant upon the vesting of any unvested share award granted under any Relevant Employee Share Plan and held by the relevant Participant; and/or

(iii)	reduce the number of Shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan and held by the relevant Participant may be exercised,

on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate.

(B)

The Committee may take any action referred to in Rule 5.3(A) to give effect to the operation of any withholding or recovery provisions similar to this Rule 5 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Member of the Group.

Leaving employment

6.1	General rules on leaving employment

(A)	Unless Rule 6.2 or 6.3 applies, an Award which has not Vested will lapse on the date the Participant leaves employment.

(B)

The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of their employment with any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in Rule 6.2 below.

(C)

A Nil-Cost Option which is already exercisable when a Participant leaves employment will, unless Rule 6.1(D) or 7 applies, continue to be exercisable for a period of twelve months following such leaving and will be automatically exercised at the end of that period to the extent it remains unexercised.

(D)	If a Participant holding a Nil-Cost Option which is already exercisable leaves employment:

(i)	by reason of termination for gross misconduct; or

(ii)	in circumstances where his employer is entitled to summarily terminate their employment and the Committee decides that this Rule 6.1(D) will apply,

then their Nil-Cost Option will lapse on the date they leave employment.

6.2	Leaving in special circumstances

This rule applies if a Participant leaves employment because of:

(A)	death; or

(B)	redundancy; or

(C)	retirement with the agreement of the Participant’s employer; or

(D)	ill-health, injury or disability; or

(E)	their employing company ceasing to be a Member of the Group; or

(F)	the business in which they work being transferred to a person which is not a Member of the Group, or

(G)	any other reason if the Committee so decides,

and, where this rule applies, the Committee will decide whether:

(i)	their Award will continue in effect and will Vest in accordance with the rules and to the extent that the Performance Condition is satisfied; or

(ii)	their Award will Vest on cessation or such other date as the Committee decides and to the extent that the Performance Condition is satisfied over such period as the Committee determines,

and in either case the Committee will adjust the number of Shares in respect of which it Vests to take account of the unexpired portion of the Performance Period when the Participant left employment unless the Committee decides not to make such adjustment or apply the adjustment on a different basis.

A Nil-Cost Option that Vests on or after a Participant leaving employment will, subject to Rule 7, be exercisable for a period of twelve months following such Vesting and shall be automatically exercised at the end of that period to the extent it remains unexercised.

6.3	Leaving during a Holding Period

If a Participant leaves employment during a Holding Period and their Award would normally Vest at the end of the Holding Period then the Award will not lapse under Rule 6.1(A) or 6.1(B) unless if they leave:

(A)	by reason of termination for gross misconduct; or

(B)	in circumstances where their employer is entitled to summarily terminate their employment and the Committee decides that this Rule 6.3(B) will apply,

when their Award will lapse on the date they leave employment.

If a Participant’s Award Vested at the commencement of the Holding Period then the Shares subject to the Holding Period will be forfeit in the circumstances described in Rule 6.3(A) and 6.3(B).

6.4	Meaning of “leaving employment”

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when they are no longer an employee or executive director of any Member of the Group and not before.

Corporate Events

7.1	Takeover

If there is a Takeover, each Award will Vest on the date of the Takeover. The Committee will decide the extent to which each Award will Vest taking account of performance to the date of the Takeover. Unless the Committee decides otherwise, the number of Shares in respect of which it Vests shall be adjusted to take account of the unexpired portion of the Performance Period on the date of the Takeover.

Any Nil-Cost Option which Vests or is already exercisable on the date of the Takeover will be exercisable for a period of six weeks following such date and shall be automatically exercised at the end of that period.

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with Rule 7.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:

(A)	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

(B)	a court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 in connection with the acquisition of Shares.

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:

(A)	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

(B)	The new award will be subject to such performance conditions as the Committee considers appropriate and will otherwise have equivalent terms to those of the Award that was exchanged.

(C)	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

(D)	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

(E)

With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under Rule 7.2(A).

7.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Awards to Vest in whole or in part, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under Rule 7.2.

7.4	Rights issues and changes in share capital

If there is:

(A)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(B)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

(C)	a special dividend or distribution, or

(D)	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the number or class of Shares or the identity of the securities subject to the Award in such manner as it see fit.

7.5	Committee

In this Rule 7, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree the transfer of liability for employer national insurance or social security contributions to them.

The Company, any employing company or trustee of any employee benefit trust, will withhold any amounts or make such arrangements as it considers necessary to meet any liability it has to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until they do so.

General Terms

9.1	Source of Shares

Awards may be satisfied with newly issued Shares, treasury Shares or Shares purchased in the market in conjunction with an employee benefit trust.

9.2	Limits on use of new issue and treasury shares

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous years under the Plan and any other discretionary share scheme adopted by the Company.

“Allocate” means granting a right to acquire unissued Shares or the issue and allotment of Shares. Rights which have lapsed or been surrendered will not count towards these limits.

For so long as required under institutional shareholder guidelines, the transfer of treasury Shares shall be treated as the issue of new Shares for the purposes of this limit.

9.3	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This Rule 9.3 does not apply to the transmission of an Award on the death of a Participant to their personal representatives.

9.4	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.5	Discretionary nature of the Plan

(A)

Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any employee, Participant or any other person (“Employee”).

(B)	The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment.

(C)

No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. The grant of Awards on any particular basis in one or over any number of years does not imply any right to be granted or considered for Awards on that or any other basis in any other year.

(D)	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.

(E)	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)	their eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)

any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under Rule 5); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).

(F)

Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

(G)

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

(H)

For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate their employment (whether such termination is lawful or unlawful).

9.6	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.7	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan, including, among others, for reason to comply with applicable tax law and administrative practice of local tax authorities.

9.8	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.9	Consents

All issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.10	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to them at their home address according to the records of their employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of their employing company is used by them, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, such notices sent by or to a Participant who is working outside the United Kingdom and outside the United States of America will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.11	Data protection

(A)

During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by the Company or any Member of the Group and relating to employees or customers of the Company and any Member of the Group, or other individuals. The Company and each Member of the Group will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

(B)

Any Member of the Group and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the employee share plan privacy notice, the employee privacy notice and the data protection policy in force from time to time. The current versions of the applicable policies are available on the Company’s intranet page and on the online employee share plan portal (as applicable).

Amendment and termination of the Plan

10.1	Directors’ powers

Except as described in the rest of this Rule 10, the Committee may at any time change the Plan in any way. Changes may affect Awards already granted.

10.2	Shareholder approval

(A)

Except as described in Rule 10.2(B), the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for any Participant under the Plan;

(iv)

the basis for determining a Participant’s entitlement to, and terms of, securities, cash or other benefits under the Plan and the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this Rule 10.2(A).

(B)	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant,

or for any change to a Performance Condition authorised by Rule 2.4.

10.3	Notice

The Committee is not required to give notice of any changes made to any Participant affected.

10.4	Termination of the Plan

The Committee may terminate the Plan at any time but it will terminate automatically on 18 July 2032. The termination of the Plan will not affect existing Awards.

Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

Schedule 1

United States

Part I

Section 409A Exempt Awards

1.	Application of Schedule 1

The rules of this Schedule 1 are made under and amend and supplement (as applicable) the terms of the Plan. The rules of this Schedule 1 apply to Awards made to those Participants who are employees of a Member of the Group and are subject to US taxation (“US Participants”) and where such Awards are not granted under Schedule 2. In the event of any conflict, this Schedule 1 shall override or modify (as applicable) the rules of the Plan. For the avoidance of doubt, all Awards made to US Participants will be subject to this Schedule 1 unless specifically designated to be subject to Schedule 2 by the Committee on grant.

2.	Definitions

The words and expressions used in this Schedule 1 which have capital letters have the same meaning as they have in the rules of the Plan unless modified by this Schedule.

3.	Takeover

A decision of the Committee to allow Participants to choose Vesting or exchange upon a Takeover (as described in Rule 7.1 of the Plan) will only be applicable to a US Participant to the extent it will not cause adverse tax consequences under section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”).

4.	Termination and Amendment

The Committee may amend or terminate this Schedule 1 at any time.

5.	Successors and Assigns

The terms of this Schedule 1 shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Part II

Terms of US Deferral Elections

1.	Application of Part II of this Schedule

Part II of this Schedule provides a mechanism for US Participants to make Deferral Elections with respect to Conditional Awards and is intended to ensure that any Deferral Elections made by US Participants comply with section 409A of the Code.

For the avoidance of doubt, in order to be eligible to make a Deferral Election with respect to a Conditional Award, a US Participant must be invited to do so by the Committee. An invitation to make a Deferral Election with respect to a particular Conditional Award (or portion thereof) does not automatically entitle the US Participant to make a Deferral Election in a subsequent period. Notwithstanding anything to the contrary, the Committee retains sole and absolute discretion to (i) suspend the ability to make a Deferral Election with respect to Conditional Awards at any time and (ii) accelerate payments prior to the end of the Deferral Period to the extent permissible under US Treasury Regulation §1.409A- 3(j)(4) or any successor regulation.

2.	Definitions

“Deferral Election” means a written (electronically or in hard copy) election pursuant to which a US Participant elects to defer the receipt of Shares associated with a Conditional Award (including, if applicable, any Shares attributable to Dividend Equivalents credited pursuant to Rule 3.2 of the Plan and Deferred Dividend Equivalents credited pursuant to paragraph 3.3 of Part II of this Schedule) for the Deferral Period, subject to the terms and conditions of this Schedule;

“Deferred Amount” means any Conditional Award (or portion thereof) deferred by a US Participant pursuant to a valid Deferral Election;

“Deferred Dividend Equivalents” means a right to cash or Shares as described in paragraph 3.3 of Part II of this Schedule;

“Deferral Period” means a period beginning on the Vesting Date and ending on the earlier of the date specified by a US Participant on his or her Deferral Election form or the date resulting from the application of paragraph 5 of Part II of this Schedule;

“Disability” means the affected US Participant:

(A)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(B)

is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company;

“Election Date” means a date at least six months prior to the end of the applicable Performance Period which has been designated by the Committee as the last date as of which a Deferral Election becomes irrevocable; provided that the Committee may in its sole and absolute discretion reduce the foregoing 6-month requirement with respect to one or more US Participants to the extent permissible under US Treasury Regulation §1.409A- 2 or any successor regulation;

“Group Company” means any Member of the Group and “Group Companies” means all Members of the Group;

“Termination” means a US Participant’s employment with the Group Companies completely ceases and no further services will be performed by the US Participant for the Group Companies or a US Participant’s services will permanently decrease to no more than 20 per cent of the average level of services performed by the US Participant over the immediately preceding 36-month period (or shorter period, if applicable); provided that such change in employment status constitutes a “separation from service” within the meaning of US Treasury Regulation §1.409A-1(h) or any successor regulation;

“Termination Date” means the date as of which a Termination occurs; and

“Unforeseeable Emergency” means a severe financial hardship to a US Participant resulting from an illness or accident of the US Participant, the US Participant’s spouse or a dependent (as defined in section 152(a) of the Code) of the US Participant, loss of the US Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the US Participant.

3.	Deferral Election

3.1	Invitation

If the Committee determines to permit Deferral Elections with respect to a Conditional Award (or portion thereof) then, prior to the Election Date, the Committee will send each selected US Participant a written invitation (electronically or in hard copy) to make a Deferral Election, together with a Deferral Election form. The invitation will state:

(A)	the Conditional Award (or portion thereof) to which the Deferral Election relates;

(B)	the period(s) over which the Conditional Awards may be deferred;

(C)	whether any minimum deferral periods apply;

(D)	the time and manner in which Deferral Elections must be completed and returned;

(E)	the Election Date; and

(F)	such other terms and conditions as the Committee may deem necessary or advisable and that are not inconsistent with the Plan or this Schedule.

3.2	Election

Each US Participant shall have the ability to defer the receipt of the Shares associated with a Conditional Award (or portion thereof) by properly completing and timely delivering a Deferral Election, on the form, in the manner and subject to the rules prescribed by the Committee from time to time. If a Deferral Election is made, it must be made with respect to all the Shares pursuant to which the Deferral Election is offered.

3.3	Deferred Dividend Equivalents; Fractional Deferred Dividend Equivalents

(A)

Unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares during the Deferral Period, the number of Shares subject to the Deferred Amount will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this paragraph 3.3) on the basis of the “market value” (as defined in Rule 3.2 of the Plan) of a Share on the dividend payment date. For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

(B)

Any fractional Share resulting from the crediting of Deferred Dividend Equivalents during the Deferral Period will be aggregated as of the end of the Deferral Period, and rounded down to the nearest whole Share; provided that, prior to the applicable Election Date, the Committee may in its sole and absolute discretion specify an alternative treatment for fractional Shares (including, without limitation, cancellation without consideration).

3.4	Subsequent Changes in Deferral Elections

The Committee may in its sole and absolute discretion enable any or all US Participants to make subsequent changes to prior Deferral Elections in a manner consistent with US Treasury Regulation §1.409A-2(b) or any successor regulation.

3.5	Effect of Failure of Vesting to Occur

A Deferral Election shall be null and void with respect to any portion of a Conditional Award for which a Vesting Date does not occur.

4.	Payment

4.1	Payment in Shares

All payments under this Schedule shall be in Shares; provided that the Committee may, from time to time, in its sole and absolute discretion pay cash in lieu of delivering Shares (calculated at the Market Value as of the end of the applicable Deferral Period) with respect to any or all US Participants. No US Participant is entitled to demand any particular form of payment.

4.2	Timing and Amount of Payment

Subject to paragraphs 4.1 and 6 of Part II of this Schedule, on or before the later of (i) December 31st of the year in which the Deferral Period ends or (ii) the 15th day of the third calendar month following the date on which the Deferral Period ends, the Company shall transfer to each US Participant a number of Shares equal to the number of Shares that Vested on the Vesting Date of the associated Conditional Award (including any Shares attributable to Dividend Equivalents credited pursuant to Rule 3.2 of the Plan), plus the number of Shares attributable to Deferred Dividend Equivalents credited pursuant to paragraph 3.3 of Part II of this Schedule. For the avoidance of doubt, a US Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

4.3	No Interest or Dividend Equivalents Pending Transfer of Shares

No US Participant is entitled to receive interest, dividend equivalents or other time-value- of-money compensation with respect to the time period between the date the Deferral Period ends and the date the relevant Shares are transferred to the US Participant.

5.	Special Rule in connection with a Termination

In connection with a US Participant’s Termination, the Deferral Period will end six-months (or such longer period determined on the Award Date) after the Termination Date; provided that, prior to the applicable Election Date, the Committee may in its sole and absolute discretion waive the foregoing requirement with respect to any or all US Participants (other than a US Participant who is a “specified employee” (within the meaning of US Treasury Regulation §1.409a-3(i) or any successor regulation) for whom such waiver is not permissible under section 409A).

If Termination is on account of the death of a US Participant, any Shares subject to a Deferral Election under this Schedule shall be distributed to the beneficiary or beneficiaries designated by the US Participant in the applicable beneficiary designation form. A US Participant may amend a beneficiary designation at any time by filing a new form pursuant to procedures established by the Company from time to time. If a US Participant has not made an effective beneficiary designation, or if the beneficiary predeceases the US Participant, the US Participant’s designated beneficiary shall be the US Participant’s estate.

6.	Emergency Benefit

Notwithstanding a US Participant’s Deferral Election, in the event the Committee, upon written request of a US Participant, determines in its sole and absolute discretion that a US Participant has suffered an Unforeseeable Emergency, the Deferred Amount necessary to meet the Unforeseeable Emergency shall be transferred, subject to any withholding tax under paragraph 9 of Part II of this Schedule, as soon as administratively practicable following such determination.

7.	Dealing Restrictions

Notwithstanding the provisions of this Schedule, no transfer of Shares (or any cash payment in respect of Shares) shall be made by the Company if the Committee reasonably anticipates that such transfer will violate Dealing Restrictions. If the transfer of a Deferred Amount is delayed under this paragraph 7, the transfer shall occur at the earliest date at which the Committee reasonably anticipates that the transfer will not violate Dealing Restrictions.

8.	Fully Vested in Deferred Amounts

US Participants shall be fully vested in their Deferred Amounts at all times.

9.	Withholding Tax

As a condition to any deferral, payment or distribution pursuant to this Schedule, the Company may require a US Participant to pay such sum to the Company or any other Group Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the US Participant under the Plan or this Schedule. In the discretion of the Company, the Company may deduct or withhold such sum from any distribution to the US Participant or satisfy such obligation by selling Shares that would otherwise be deferred or distributed to the US Participant. If the withholding tax obligation arises before the time of any distribution, the Company may, in its discretion, offset the US Participant’s benefit in accordance with US Treasury Regulation §1.409A-3(j) or any successor regulation.

10.	Deferral Unfunded; Nonalienation of Benefits; Not a Pension Plan

10.1

The deferred compensation arrangement provided for in Part II of this Schedule is intended to be “unfunded” for purposes of US federal income tax and the Deferred Amounts shall represent at all times unfunded and unsecured contractual obligations of the Company. US Participants shall be unsecured creditors of the Company with respect to all obligations owed to any of them under this Schedule. Amounts payable under this Schedule shall be satisfied solely out of the general assets of the Company subject to the claims of its creditors, and US Participants shall not have any interest in any fund or in any specific asset of the Company of any kind by reason of any amount credited to US Participants under this Schedule, nor shall the US Participants or any other person have any right to receive any distribution under this Schedule except as, and to the extent, expressly provided in this Schedule. No provision in this Schedule shall create or be construed to create any claim, right or cause of action against the Company or any other Group Company, or against any of such entities’ employees, officers, directors, agents, shareholders, members, partners or affiliates arising from any diminution in value of the Shares.

10.2

Except as expressly provided herein, no US Participant, or any beneficiary thereof, shall have the power or right to transfer (otherwise than by will or the laws of decent and distribution), alienate, or otherwise encumber such US Participant’s or beneficiary’s interest under the Plan. Except as required by law, a US Participant’s or beneficiary’s interest under the Plan is not assignable or transferable pursuant to a domestic relations order. The provisions of the Plan shall inure to the benefit of each US Participant, and the US Participant’s beneficiaries, heirs, executors, administrators, or successors in interest.

10.3

For the avoidance of doubt, the deferred compensation arrangement provided for in Part II of this Schedule is not intended to be a qualified retirement plan under section 401(a) of the Code, and it is the intent of the Company that the Plan and this Schedule be considered and interpreted in all respects as part of a bonus plan within the meaning of US Department of Labor Regulations §2510.3-2(c) and not as a pension plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If and to the extent that any portion of the Plan and/or this Schedule is determined to be an employee pension plan subject to ERISA, then that portion will be considered a separate plan for such individuals for whom this is deemed to be a pension plan. In such case, such portion of the Plan and/or this Schedule shall not be subject to the provisions of ERISA other than the administration and enforcement provisions of Part 5 of Title I of ERISA and the requirement of providing plan documents to the Secretary of Labor upon request pursuant to section 104(a)(6) of ERISA. The Plan and this Schedule in such case shall be considered to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

11.	Claims Procedure

11.1	Claim

Any person who believes that they are being denied a benefit relating to a US Participant to which they are entitled under Part II of this Schedule (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company’s HR /Reward Department or, if applicable, the committee designated by the HR /Reward Department from time to time for this purpose (the “Administrator”), setting forth the claim.

11.2	Claim Decision

Upon receipt of a claim, the Administrator shall advise the Claimant within 90 days of receipt of the claim whether the claim is denied. If special circumstances require more than 90 days for processing, the Claimant will be notified in writing within 90 days of filing the claim that the Administrator requires up to an additional ninety 90 days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(A)	The specific reason or reasons for such denial;

(B)	The specific reference to pertinent provisions of this Plan on which such denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or such information is necessary;

(D)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(E)	The time limits for requesting a review under paragraph 11.3 and for review under paragraph 11.4 of this Schedule 1.

11.3	Request for Review

Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review its determination. The Claimant or the Claimant’s duly authorized representative may, but need not, review the pertinent documents and submit issues, comments, documents or other information in writing for consideration by the Administrator. If the Claimant does not request a review of the initial determination within such 60 day period, the Claimant shall be barred and estopped from challenging the determination.

11.4	Review of Decision

Within 60 days after the Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan and/or this Schedule on which the decision is based. If special circumstances require that the 60 day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

Schedule 2

United States

Section 409A Compliant Awards

1.	Application of Schedule 2

The rules of this Schedule 2 are made under and amend and supplement (as applicable) the terms of the Plan. The rules of this Schedule 2 apply to Awards made to Participants who are employees of a Member of the Group and are subject to US taxation (“US Participants”) and where such Awards are designated by the Committee on grant to be subject to this Schedule 2.

For the avoidance of doubt, Awards made to US Participants will be subject to this Schedule 2 only where so designated by the Committee on the grant of the Awards. Where not so designated on grant, Awards to US Participants will generally be subject to Schedule 1.

2.	Rules of the Plan and definitions

The rules of the Plan will apply to grants made under this Schedule 2, as amended by the terms of this Schedule 2. The words and expressions used in this Schedule 2 which have capital letters have the same meaning as they have in the rules of the Plan unless modified by this Schedule 2.

In the event of any conflict, this Schedule 2 shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

3.	Awards

Awards shall not include any Nil-Cost Option due to concerns regarding compliance with Section 409A of the US Internal Revenue Code 1986, as amended (the “Code”); however, an award of a Nil-Cost Option can be made in limited circumstances when the short-term deferral exception under Section 409A applies.

4.	Settlement

Awards subject to this Schedule 2 may only be satisfied with newly issued Shares, Shares transferred from treasury or Shares and/or cash from a trust which satisfies the following characteristics:

(A)	the assets of the trust shall be subject to the claims of the general creditors of the Company;

(B)

if at any time the trustee of the trust has determined that the Company is insolvent, the trustee shall discontinue payments to the US Participants or their beneficiaries and shall hold the assets of the trust for the benefit of general creditors of the Company;

(C)

the Committee shall have the duty to inform the trustee in writing of the Company’s insolvency. If a person claiming to be a creditor of the Company alleges in writing to the trustee that the Company has become insolvent, the trustee shall determine whether the Company is insolvent and, pending such determination, the trustee shall discontinue payment of benefits to the US Participants or their beneficiaries; and

(D)

the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would trigger the application of Section 409A(b)(2) (relating to the employer’s financial health) or Section 409A(b)(3) (relating to treatment of employer’s defined benefit plan during restricted period) of the Code.

5.	Distribution

Until the delivery of such Shares or cash, the rights of a US Participant with respect to an Award granted under this Schedule 2 shall only be those of a general unsecured creditor of the Company.

The Shares or cash underlying an Award granted to a US Participant under this Schedule 2 shall be distributed to that US Participant only on one or more of the following events:

(A)	the death of the US Participant;

(B)	a fixed date or dates as specified by the Committee;

(C)	a Takeover, provided that such Takeover is also a “change of control” as defined in Section 409A of the Code; and

(D)

one or more other events permitted under Section 409A of the Code as specified by the Committee. To the extent termination of employment is a payment event for an Award granted under this Schedule 2, such termination of employment shall only be a payment event if it is a “separation from service” (within the meaning of Treasury Regulation §1.409A-1(h)) and any US Participant who is a “specified employee” (within the meaning of Treasury Regulation §1.409A-1(i)) shall not receive their Shares until the first day of the seventh month following their “separation from service.”

The Committee shall inform the Participant of the applicable distribution events no later than on the Award Date or, if earlier, the date that any US Participant obtains a legally binding right, whether or not contingent, to an Award under this Schedule 2. No provision of this Schedule 2 or the Plan that accelerates or extends the period for making a distribution will apply to an Award under this Schedule 2 except to the extent that such extension complies with Section 409A of the Code.

For the avoidance of doubt, notwithstanding the foregoing, the Committee reserve the right to grant Awards to US Participants under Schedule 1 whereby such Awards meet the “short-term deferral” exception (within the meaning of Treasury Regulation §1.409A- 1(b)(4)) from Section 409A of the Code.

6.	Taxes

All income, social security or other taxes (excluding the employer portion of social security taxes) of any kind (including penalties and interest) relating to the Awards made under this Schedule 2 will be borne by the US Participant. The Company or another Member of the Group may withhold from any payment (including, to the extent permitted by law, any salary, bonus, commissions or any payment of any kind otherwise due to the US Participant) or delivery of Shares any tax and social security contributions that are required to be withheld under any applicable law, rule or regulation. Awards under this Schedule 2 are intended to comply with Section 409A of the Code, including by reason of awards qualifying under the short- term deferral exception under Section 409A.

7.	Termination and Amendment

The Committee may amend or terminate this Schedule 2 at any time.

8.	Successors and Assigns

The terms of this Schedule 2 shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Schedule 3

Switzerland

Blocked Shares

This Schedule 3 allows Shares received by a Participant on Vesting of a Conditional Award or exercise of a Nil-Cost Option to be Blocked Shares. The intention is that doing so will enable the Participants to benefit from favourable income tax and social security treatment in certain Swiss cantons. 1

The rules of the Plan shall apply subject to the modifications contained in this Schedule 3 whenever the Committee decides to grant an Award under this Schedule.

1.	Definitions

Terms defined in the rules of the Plan have the same meaning when used in this Schedule and:

“Blocked Shares” means Shares which are subject to this Schedule;

“Blocking Period” means the period during which any Shares are Blocked Shares which will:

(A)	begin on the date of Vesting of a Conditional Award and the date of exercise of a Nil-Cost Option; and

(B)	end on the date determined under paragraph 2.2 of this Schedule 3 or, if earlier, as described in paragraphs 4.3 or 6 of this Schedule.

“Blocked Account” means an account established in respect of Blocked Shares pursuant to paragraph 9 of this Schedule.

2.	Invitation to apply Blocking Period

2.1

The Committee may, at any time before Vesting of an Award, invite any Participant (including one who has left employment and to whom Rule 6.2 of the Plan applies) to agree that some or all of the Shares he receives on Vesting, in the case of a Conditional Award, or exercise, in the case of a Nil-Cost Option will be Blocked Shares.

2.2	The invitation will set out:

(A)	the number or percentage of Shares which will be Blocked Shares;

[1]

In 2015, tax rulings were sought from the cantonal tax authorities of the cantons of Bern, Basel-Stadt, Zug and Vaud confirming, inter alia, that Participants may opt to subject all or part of their Shares received on vesting of a Conditional Award or exercise of a Nil-Cost Option to a Blocking Period. Certain cantonal tax authorities, including the cantonal tax administration of the canton of Zurich would, however, not accept an individual right of a Participant to opt for a blocking of his Shares but only accept a blocking period for tax purposes, if such blocking period is mandatory in respect of all Participants of the Plan.

(B)	whether dividend reinvestment will apply to the Blocked Shares and, if so, whether the additional Shares (arising from the dividend reinvestment) will also be Blocked Shares; and

(C)	the date on which the Blocking Period will normally end,

or may permit the Participant to choose, subject to any maximum and/or minimum or other restrictions set by the Committee in the invitation.

2.3	By accepting the invitation, the Participant is deemed to have agreed to be bound by this Schedule 3 as if they had signed it.

2.4	The invitation may be withdrawn (or if already accepted by the Participant, cancelled) by the Company for any reason before the start of the Blocking Period.

2.5

The invitation will be withdrawn (or if already accepted by the Participant, cancelled) if a Participant leaves employment (or gives notice of termination of their employment) after invitation but before the start of the Blocking Period for reason other than set out in Rule 6.2 of the Plan.

2.6

If the Participant does not accept the invitation in such manner and by such date as the Committee may determine, or if the invitation is withdrawn or cancelled under paragraph 2.4 or 2.5 of this Schedule, Shares will be issued or transferred as described in Rule 4 of the Plan but will not be Blocked Shares.

3.	Issue or transfer of Blocked Shares

Following Vesting (in the case of a Conditional Award) or exercise (in the case a Nil-Cost Option), the Grantor shall procure that the Blocked Shares are issued or transferred:

3.1	to the Participant and held in a Blocked Account in the Participant’s name; or

3.2	to another person to be held as nominee for the Participant,

in either case, to be held on such basis as the Committee considers appropriate to give effect to the Blocking Period. The Participant will do all things necessary to give effect to such issue or transfer and holding.

4.	No transfer of Blocked Shares

4.1	A Participant must not assign or otherwise dispose of any Blocked Shares or any interest in them during the Blocking Period.

4.2	This will not apply to:

(A)	the sale of sufficient entitlements nil-paid in relation to a Blocked Share to take up the balance of the entitlements under a rights issue;

(B)	a disposal which is required to meet any liability to tax and social security contributions in respect of Blocked Shares.

4.3	If any Blocked Shares are disposed of as described in paragraph 4.2 of this Schedule, the Blocking Period will come to an end, in respect of those Blocked Shares, on the date of the disposal.

5.	Rights attaching to Blocked Shares

5.1	Subject to paragraphs 2.2(B) and 4 of this Schedule, a Participant will be entitled, in respect of Blocked Shares:

(A)	to receive all dividends and other distributions;

(B)	to exercise any voting rights; and

(C)	to all other rights of a shareholder.

5.2

If the Blocked Shares are not held by the Participant, the holder will ensure that any dividends or other distributions are promptly paid to them and will act on the Participant’s instructions in relation to voting or exercising any other rights in connection with the Blocked Shares.

6.	Early termination of the Blocking Period

6.1	Except as set out in this paragraph 6 of this Schedule, the Blocking Period will not come to an end on the date the Participant leaves employment.

6.2	The Blocking Period will come to an end on the date of death of the Participant.

6.3

Unless the Committee decides otherwise or the Participant has already left employment on the date of the invitation, the Blocking Period will come to an end on the date the Participant leaves employment by reason of ill-health, injury or disability.

6.4	The Committee may decide in general or in any particular case (including in the event of a Takeover) that the Blocking Period will come to an end.

7.	End of the Blocking Period

From the end of the Blocking Period, this Schedule (other than paragraph 8 of this Schedule) will cease to apply and the Participant will have all the rights of a shareholder.

8.	Tax

Rule 8 of the Plan (Tax) shall apply to Blocked Shares, except that in the first paragraph the following words shall be deleted: “and will, if required to do so, agree the transfer of liability for employer social security contributions to them”.

The Participant, and in the event of the Participant’s death their heirs, will be responsible for reporting the receipt of any income arising in connection with the Blocked Shares and any the early termination of the Blocking Period.

Without limiting Rule 8 of the Plan, and in order to satisfy any obligation any Member of the Group may have to pay or account for any such tax or social security contributions:

(A)	Blocked Shares may be sold on behalf of the Participant and/or their heirs;

(B)	a sufficient portion of the value otherwise due to be released to satisfy any withholding liability may be deducted or withheld;

(C)	the Participant may be required to personally pay an amount prior to the end of the Blocking Period and the Blocking Period may be extended until such payment is received;

(D)	amounts may be deducted from salary and/or bonus payments otherwise due.

The Grantor shall have the right to notify the tax authorities of the grant and Vesting of a Conditional Award or grant and exercise of Nil-Cost Option if so required by law.

9.	Blocked Account

Prior to the Vesting of an Award, a Blocked Account in the Participant’s name may be opened with a provider selected by the Company, to deposit and record the Blocked Shares received by the Participant upon Vesting (in the case of a Conditional Award) or exercise (in the case a Nil-Cost Option).

Participants will generally be able to access the Blocked Account information electronically. If this is not possible, Participants will be provided with a statement of the Blocked Account information at least annually.

Upon termination of the Blocking Period, the Shares will be released from the Blocked Account and transferred to the Participant.

Other Provisions

10.	Awards non-pensionable

Rule 9.8 of the Plan shall be modified by inserting the following words at the beginning of the Rule: “Unless explicitly provided for in the pension scheme regulation of the employing company of the Participant, […]”.